Exhibit 99.1

Press Release Announcing a Voluntary Chapter 11 Petition

Exide Technologies Files Voluntary Chapter 11 Petition to Restructure U.S. Operations and Strengthen Balance Sheet

•	Filing Applies to U.S. Parent Only

•	Global Business To Continue To Operate During Reorganization

•	Restructuring Will Enable Realignment, Improvement in Business

•	Commitment Secured for $500 Million in Debtor-in-Possession Financing, Solidifying Significant Liquidity for Global Operations

•	Robert M. Caruso of Alvarez & Marsal appointed as CRO

Milton, Ga., June 10, 2013 (GLOBE NEWSWIRE) – Exide Technologies, (Nasdaq: XIDE), a global leader in stored electrical solutions, announced today that it has filed a voluntary petition for reorganization pursuant to U.S. federal restructuring laws in order to facilitate the financial and operational restructuring necessary to strengthen its balance sheet and its business to position the Company for future success. The petition was filed in the District of Delaware.

Only Exide Technologies’ United States’ operations, including the GNB Industrial Division, are included in the filing. Exide Technologies’ international operations are excluded from the filing. The Company plans to continue to operate globally without interruption during the reorganization.

James R. Bolch, President and Chief Executive Officer of Exide said, “Operations both in the U.S. and in the rest of the world will continue to serve customers in a timely manner with the same quality products, and outstanding customer care as they did before the filing. All post-filing obligations to U.S. suppliers will be paid on time and within terms. We intend to pay U.S. employees as usual and do not expect any material changes to their benefits. Outside of the U.S., obligations to employees and suppliers will not be impacted by the filing.”

Exide has negotiated a $500 million debtor-in-possession (DIP) financing facility to be provided by a group of financial institutions and investors in connection with the filing. Once approved by the Court, this financing will enhance the Company’s global liquidity position with approximately $300 million in new capital, in order to allow it to pursue its restructuring goals. The proceeds of the DIP financing together with cash generated from daily operations and cash on hand will be used to fund post-petition operating expenses. Exide’s global management team will continue to manage both the U.S. and global businesses.

Mr. Bolch stated, “Our Company has been burdened by a highly leveraged balance sheet which has limited our ability to competitively invest in our businesses. Recently, our profitability has been impacted by unprecedented increases in our product costs — driven primarily by the market price of scrap lead in North America – as well as operational challenges in the U.S. and Europe which we have been unable to fully offset. After a great deal of consideration, we concluded a restructuring of our balance sheet and our operations was the best path forward for the Company.”

“Our restructuring,” he continued, “will allow us to strengthen our balance sheet and complete the operational changes that build upon the strategies that we have been pursuing. Over and above these efforts, we intend to become even more aggressive in reducing costs, taking actions with respect to underperforming business segments and to focus on the most attractive areas for future growth.”

In order to help facilitate the Company’s financial restructuring, Exide’s Board of Directors has named Robert M. Caruso as Chief Restructuring Officer. Mr. Caruso is a noted financial restructuring expert and a Managing Director of Alvarez and Marsal, a leading restructuring firm. Bolch stated, “As we move forward with Exide’s restructuring, the Board concluded that we needed to have personnel with restructuring expertise on our executive team in order to implement critical objectives most effectively. We are very fortunate to have the benefit of the expertise, experience and demonstrated talent of Bob Caruso to take on the role of Chief Restructuring Officer of Exide at this important time. He and the resources he brings from Alvarez and Marsal, will serve the Company and all of its constituencies very well as we proceed with the job of restructuring Exide for the future.”

The Company has filed a variety of customary first day motions seeking, among other things, authority to pay pre-filing wages, salary and benefits and to honor customer programs.

Exide Technologies has also set up two separate toll-free information lines: one for U.S. suppliers, 888-985-9831 and another for other interested parties, 855-291-0287. More information on Exide’s U.S. restructuring is available on the Company’s web site, www.exide.com.

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s global business groups provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Forward Looking Statements

This press release contains forward-looking statements with respect to our Chapter 11 filing and related matters. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Important factors that could cause our actual results to differ materially from those anticipated in the forward-looking statements include, among other things: (i) the ability of Exide to develop, prosecute, confirm and consummate the Chapter 11 plan of reorganization; (ii) the potential adverse effect of the Chapter 11 filing on Exide’s liquidity and operations and the risks associated with operating businesses under Chapter 11 protection; (iii) the ability of Exide to comply with the terms of the DIP financing facility; (iv) Exide’s ability to obtain additional financing; (v) Exide’s ability to retain key management and employees, (vi) customer response to the Chapter 11 filing; and (vii) the risk factors or uncertainties listed from time to time in Exide’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the company’s Chapter 11 filing. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

Forward-looking statements speak only as of the date of this release. We undertake no obligation to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Contact:

Brenda Adrian

Sitrick And Company

(212) 573-6100

brenda_adrian@sitrick.com

Anita-Marie Laurie

Sitrick And Company

(310) 788-2850

anitamarie@sitrick.com